Exhibit 10.1

CLECO CORPORATION
2030 Donahue Ferry Road
Pineville, LA 71360

April 27, 2012

Mr. Bruce A. Williamson
PVGO7

Re:    Notice and Acceptance of Award of Restricted Stock

Dear Bruce:

Effective as of April 27, 2012 (the “Award Date”), the Board of Directors of Cleco Corporation (the “Company”) has authorized a special award to you of the Company's common stock, $1.00 par value per share (our “Common Stock”). Your award is made pursuant to the Cleco Corporation 2010 Long-Term Incentive Compensation Plan (the “Plan”). This letter is intended to provide you with notice of the terms and conditions applicable to your award. Unless otherwise defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

1.Award. As of the Award Date, the Company has awarded to you 5,000 shares of Common Stock, provided that during the Restriction Period (as defined below), such shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (your “Restricted Stock”).

The Company has issued in your name a certificate or certificates representing the number of shares of Restricted Stock awarded to you hereunder, which may be legended to reflect the terms and conditions set forth herein. The certificates shall be held by the Company in escrow, pending the lapse of the Restriction Period. As a condition of your award, you agree to execute stock powers endorsed in blank, if requested by the Company.

2.Restriction Period. Except as may be expressly provided herein, the restrictions set forth in paragraph 1 hereof shall commence as of the Award Date and shall lapse as of January 1, 2019 (the “Restriction Period”).

3.    Dividend Equivalent Units. If cash dividends are declared and paid on our Common Stock during the Restriction Period, an amount equal to the dividends paid on your Restricted Stock will be credited to a bookkeeping account, called a “Ledger Account,” maintained for your benefit by the Company. Any such dividend equivalents will be accumulated, without interest, and paid to you in the form of cash as of the first business day following the end of the Restricted Period, or earlier as provided herein. You will forfeit any dividend equivalents to the same extent and at the same time as you forfeit shares of your Restricted Stock.

4.    Separation From Service. In lieu of the provisions of Section 8.5 of the Plan, if you cease to be an Employee of the Company during the Restriction Period, the following shall apply:

a.	If your Separation From Service is on account of your death or disability, the restrictions imposed hereunder shall lapse with respect to all shares of your Restricted Stock.

Mr. Bruce A. Williamson
April 27, 2012

b.
If your Separation From Service is attributable to any other reason, except as expressly provided in paragraph 5 hereof, the Restricted Stock awarded to you hereunder shall be forfeited and the affected certificates canceled as of the date of such separation.

The number of shares of Restricted Stock subject to the lapse of restrictions as provided herein shall be delivered to you free of restriction as of your Separation Date. A corresponding amount shall be distributed to you from your Ledger Account as of such date.

5.    Change in Control. Provided that your Restricted Stock has not otherwise been forfeited or canceled, or that the restrictions applicable to your award have not otherwise lapsed, upon the occurrence of a Change in Control all restrictions then applicable to your Restricted Stock shall lapse and the number of shares of Restricted Stock awarded hereunder shall be delivered to you free of restriction. Any amount then credited to your Ledger Account shall be distributed to you as of the earlier of the end of the Restriction Period or your death, Disability or Separation Date.

6.    Taxes. Unless you have made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, when the restrictions lapse with respect to all or part of your Restricted Stock, the Fair Market Value of the affected shares (determined at the time of lapse) will be includable as compensation income, reported by the Company on IRS Form W-2, and subject to withholding for applicable income and employment taxes. Unless you have then made other arrangements, the Company will withhold from your award the number of shares of Common Stock with a Fair Market Value equal to your resulting tax liability, determined for Federal tax purposes as the aggregate rates applicable to supplemental wage payments and employment taxes.

The Company shall withhold from any amount distributable from your Ledger Account any taxes then required by law to be withheld.

7.    No Assignment. The award described herein, including the balance of your Ledger Account, shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

8.    Additional Requirements and Limitations. You acknowledge that Common Stock acquired hereunder may bear such legends as the Committee or the Company deems appropriate to comply with applicable Federal or state securities laws or under the terms of the Plan. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws. You further acknowledge that your award shall be subject to additional terms and conditions set forth in the Plan.

9.    Amendment. The Committee or the Company's Board of Directors may amend the terms and conditions set forth herein; provided, however, that any such amendment may not materially impair your award without your prior written consent.

10.    Shareholder Rights. Pending the lapse of restrictions, or the forfeiture and cancellation of all or a portion of your Restricted Stock, you shall be entitled to vote the number of shares then subject to the terms of your award. You shall not receive cash dividends declared with respect to such shares during such period, which amounts shall be treated as equivalencies that are subject to the provisions of paragraph 3 hereof.

Mr. Bruce A. Williamson
April 27, 2012

Very truly yours,

CLECO CORPORATION

By:    /s/ Judy P. Miller
Judy P. Miller
Its:    Senior Vice President
Corporate Services & Internal Audit

Mr. Bruce A. Williamson
April 27, 2012

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that the Restricted Stock awarded to me hereunder and the balance of my Ledger Account shall be subject to the terms and conditions of the Plan, in addition to the terms and conditions of the foregoing letter. By execution below, I acknowledge that no member of the Committee or the Board of Directors shall be liable for any action or determination taken in good faith with respect to the Plan or my award. I further acknowledge that I have consulted my own advisor about the tax consequences of my award and the election available to me under Section 83(b).

/s/ Bruce A. Williamson
Signature

Date:     April 27, 2012